EXHIBIT 99.1



New Jersey Resources Corporation

                                           Automatic Dividend Reinvestment Plan
                                                             Authorization Card

I wish to participate in the Automatic Dividend Reinvestment Plan (the "Plan") for the purchase of whole shares and fractional share interests of New Jersey Resources Corporation's common stock, registered in my name (the "Common Stock"), as follows:

Check One Box Only:

[ ]    Full Dividend                     [ ]    Optional Cash Payments Only.
       Reinvestment.                            I want to make only
       I want to reinvest all                   optional cash
       future dividends on                      payments.  I do not
       all shares of Common                     want to reinvest
       Stock now or hereafter                   dividends on any
       registered in my name.                   shares of Common Stock
       I may also want to                       registered in my name.
       make optional cash                       Dividends on Plan Shares will be
       payments.  Dividends                     automatically reinvested.
       on Plan Shares will be
       automatically
       reinvested.

                  PLEASE READ CAREFULLY - THIS IS NOT A PROXY

       If address is not properly shown, please correct before returning.
                          Please see reverse of card.


                        NEW JERSEY RESOURCES CORPORATION

                      AUTOMATIC DIVIDEND REINVESTMENT PLAN

My participation is subject to the provisions of the Plan as set forth in the Prospectus relating to the shares of Common Stock offered pursuant to the Plan. Receipt by me of such Prospectus is hereby acknowledged. I hereby appoint the Plan Administrator, The First National Bank of Boston, to act as my agent under the Plan and authorize the Plan Administrator to take all action provided for in the Plan. Capitalized terms used herein are used as defined in the Prospectus. I understand that I may terminate participation in the Plan at any time by written notice to The First National Bank of Boston, Dividend Reinvestment Plan, Mail Stop 45-01-06, P.O. Box 1681, Boston, MA 02105-1681.

Do not return this card unless you intend to participate in the Plan since this card authorizes The First National Bank of Boston to enroll your account in the Plan. If this card is signed but no box checked, you will be enrolled in the Plan under the Full Dividend Reinvestment option.



Please See Reverse of Card     All persons whose
                               names appear on
                               this card must sign
THIS IS NOT A PROXY            this Authorization       ----------------------

                                                        ----------------------
                                                              Signature(s) of
                                                            Registered Owner(s)

                      PLEASE READ CAREFULLY BEFORE SIGNING